Exhibit 99.1

KEYCORP AND FIRST NIAGARA FINANCIAL GROUP ANNOUNCE

SHAREHOLDER APPROVAL OF MERGER

BUFFALO, NY & CLEVELAND, OH - March 23, 2016 – KeyCorp (NYSE: KEY) and First Niagara Financial Group (NASDAQ: FNFG) announced today that each company’s shareholders voted in favor of the merger between the two companies.

Shareholders approved the merger during special meetings held today in Buffalo, NY by First Niagara and Cleveland, OH by KeyCorp. Out of the votes cast at each of the special meetings, over 90% were in favor of the merger.

“I would like to thank our shareholders for their support and their vote of confidence,” said Beth Mooney, Chairman and CEO, KeyCorp. “KeyBank and First Niagara are indeed Better Together – a powerful combination that will bring a new level of capabilities and expertise to our clients; new opportunities for our employees; and even greater investment in our communities. Our integration efforts are on track, and we remain both confident in and committed to achieving the financial and growth targets of the First Niagara acquisition.”

“We are very pleased that First Niagara shareholders have overwhelmingly demonstrated their support for the merger with KeyCorp. This is an important step in bringing our two companies together for the benefit of our customers, employees, shareholders and the communities we serve,” said Gary M. Crosby, Chief Executive Officer, First Niagara Financial Group.

KeyCorp and First Niagara entered into a merger agreement on October 30, 2015. Today’s affirmative votes by shareholders of both companies allow the proposed merger to continue to move forward. The merger is still subject to regulatory approvals. Closing of the merger is anticipated during the third quarter of 2016.

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About KeyCorp

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key had assets of approximately $95 billion at December 31, 2015. Key provides deposit, lending, cash management and investment services to individuals and small and mid-sized businesses in 12 states under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name.

For more information, visit key.com or follow us on Facebook or Twitter (@KeyBank).

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 390 branches, $40 billion in assets, $29 billion in deposits, and approximately 5,400 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts. For additional information on First Niagara, visit us at www.firstniagara.com, follow us on Twitter @FirstNiagara, or like us on Facebook at FirstNiagaraBank.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Drez Jennings, 216-471-2885, drez_i_jennings@keybank.com

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, KeyCorp’s and First Niagara’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in KeyCorp’s and First Niagara’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the First Niagara business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of KeyCorp’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.